Exhibit 99.1

BullsNBears.com Launches B2B SmallCap Issuer Solutions Platform

FOR IMMEDIATE RELEASE:

Financial Network Portal Expands Service Offerings through BNBServices.com

WEST PALM BEACH, FL- November 12, 2013BullsNBears.com, Inc. (OTCQB:BNBI), a financial networking portal today is proud to announce they extended their client offerings and capabilities by forming BNBServices (www.BNBServices .com), a single source provider of SEC reporting and investor information services for

SmallCap public companies.

BNBServices.com offers a cost effective, streamlined, single management solution for the preparation and filing of SEC documents, resale and posting of press releases as well as providing management of an issuers Investor Relations webpage. The services are available individually or in bundled plans, and can be structured to suit company specific needs.

James Palladino, the Chairman of the Board & CEO of the Company stated "bundling our products and services saves time, money, and manpower for our clients as well as reducing their company's reliance on IT specialists. It provides the efficiency of single source invoicing and the peace of mind in knowing that your company is always in compliance with SEC regulations ". In addition, "we believe we 're the first to include an Investor Relations hosting product, the display of real time Level I quotes for an issuers stock and major market indexes. Other services show quotes with the standard 15 to 20 minute delay".

Palladino continued "The recognition of the need for BNB Services came from our own experiences as a SmallCap public company. We know that maintaining compliance with the SEC XBRL mandate is complicated, expensive, time consuming, and labor and technology intensive. It entails constant review, annual updating, and website embedment of XBRL tagged SEC filings. It made sense to free up IT staff and have them focus on our primary goals and objectives, building a business."

About BullsNBears.com, Inc.

BullsNBears .com, Inc. is a developmental stage company, focused on developing a Social Media Financial Networking platform to be used by companies and individuals in the Financial Community.

About BNB Sevices.com

BNB Services is a single source provider of SEC reporting and enhanced investor information services for public companies.

Safe Harbor Statement

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as "would," "may," "will," "expects," and other terms with similar meaning. Forward-looking statements are based on current beliefs, assumptions and expectations and speak only as of the date of this release and involve risks and uncertainties that could cause actual results to differ materially from current expectations. We assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or any other reason.

Contact:

If you would like additional information on BullsNBears.com, Inc., please contact us at:

4731 W. Atlantic Ave.

Suite 7

Delray Beach, FL 33445

Tel: (561) 265-5657

Fax: (561) 865-5208

www.bullsnbears.com

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